UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 14, 2010

LIVE CURRENT MEDIA INC.
(Exact name of Registrant as specified in charter)

Nevada (State or other jurisdiction of incorporation)	000-29929 (Commission File Number)	88-0346310 (IRS Employer Identification Number)

780 Beatty Street, Suite 307
Vancouver, British Columbia V6B 2M1
(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 453-4870

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

 Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2010, C. Geoffrey Hampson resigned his employment with us.

On October 15, 2010 David Jeffs, age 40, was appointed as our chief executive officer, secretary and treasurer.

Mr. Jeffs was our chief executive officer from July 2002 through June 2007; our president and a director from July 2002 through September 2007; and a consultant to our subsidiary, Domain Holdings Inc., from November 2000 to June 2002.  Mr. Jeffs was the president and director of a private corporation trading in consumer goods from 1997 to 2000.  Since leaving the company in 2007, Mr. Jeffs has been an independent investor.  Mr. Jeffs is an undergraduate of University of British Columbia with a BA majoring in economics.  During Mr. Jeffs’s original tenure with the company, our revenues increased by approximately 4000% and our market capitalization rose from less than $1 million to over $40 million.

Mr. Jeffs is the son of Susan Jeffs, one of our directors.

Mr. Jeffs has agreed to accept compensation of $1 per year and the recovery of any out-of-pocket expenses he incurs in his employment as an officer of the company.

Since January 1, 2008, Mr. Jeffs has not been a party to any transaction with us in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 20, 2010

LIVE CURRENT MEDIA INC.

By: /s/ David Jeffs
David Jeffs, Chief Executive Officer